Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2009 Results

•   Total Revenue was $1.8 billion and EPS from Continuing Operations was $0.40

Third Quarter Summary

•                  EPS from continuing operations, excluding certain items, decreased 6% to $0.65

•                  Brokerage revenue was $1.5 billion with a decline in organic revenue of 3%

•                  Brokerage pretax margin was 12.6% and the adjusted pretax margin, excluding certain items, increased 140 basis points to 18.4%

•                  Consulting revenue was $308 million with a decline in organic revenue of 5%

•                  Consulting pretax margin was 10.7% and the adjusted pretax margin, excluding certain items, decreased 10 basis points to 15.6%

•                  Repurchased 3.0 million shares of common stock for $125 million

•                  Increased estimated annualized savings related to the 2007 restructuring program by $97 million to $467 million, and costs necessary to achieve savings by $150 million to $700 million

•                  Accelerated estimated savings targets for 2009 and 2010 under the Aon Benfield restructuring program, while decreasing total costs necessary to achieve savings by $30 million to $155 million

CHICAGO, IL — October 30, 2009 - Aon Corporation (NYSE: AOC) today reported results for the third quarter ended September 30, 2009.

Net income attributable to Aon stockholders was $120 million or $0.41 per share, compared to $117 million or $0.40 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations decreased 25% to $117 million or $0.40 per share, compared to $155 million or $0.53 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations per share, excluding certain items, decreased 6% to $0.65 compared to $0.69 for the prior year quarter, including a $62 million or 69% decline in investment income.  Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“Our third quarter results reflect solid operational discipline, as highlighted by a 140 basis point adjusted pretax margin improvement in our Brokerage segment, despite difficult economic and industry conditions and a 69 percent decline in total investment income,” said Greg Case, president and chief executive officer.  “We continue to make substantial investments across our businesses with the rollout of our Global Risk Insight Platform and the introduction of Inpoint, our insurance carrier consulting business, as well as the addition of key talent in Consulting.  As we invest in future growth opportunities, our 2007 and Aon Benfield restructuring programs will continue to deliver additional cost savings as we have achieved less than 40 percent thus far, of the total $589 million of estimated annual savings under these two programs.  Lastly, our balance sheet and strong cash flow provide significant financial flexibility to create shareholder value, as highlighted by the repurchase of an additional $125 million of stock during the quarter.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue decreased 2% to $1.8 billion due to a 5% decline resulting from foreign currency translation and a 69% decline in investment income, partially offset by a 9% increase from acquisitions, primarily Benfield, net of dispositions.

Total operating expenses were similar to the prior year quarter at $1.6 billion, including an $82 million favorable impact from foreign currency translation, partially offset by a $45 million increase in restructuring charges and operating expenses from the Benfield merger.

Restructuring expenses related to the 2007 and Aon Benfield restructuring programs were $99 million in the third quarter compared to $54 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for both the 2007 and Aon Benfield restructuring programs are detailed on page 13 of this release.

Restructuring savings in the third quarter related to the 2007 restructuring program are estimated at $68 million compared to $29 million in the prior year quarter.  Of the estimated restructuring savings in the third quarter, $57 million were related to the Brokerage segment primarily for workforce reduction.  Before any potential reinvestment of savings, the 2007 restructuring program is now expected to deliver cumulative cost savings of approximately $240-245 million in 2009 and $467 million of annualized run-rate cost savings by the end of 2010, primarily as a result of additional cost savings opportunities to streamline support functions globally.

Restructuring savings in the third quarter related to the Aon Benfield restructuring program are estimated at $14 million.  Before any potential reinvestment of savings, the Benfield restructuring program is now expected to deliver cumulative cost savings of $45-50 million in 2009, $90-100 million in 2010 and $122 million in 2011.

Currency fluctuations in the third quarter negatively impacted income from continuing operations by $0.01 per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on continuing operations was 26.7% for the third quarter compared to 27.1% for the prior year quarter.  The rate in the third quarter includes an underlying tax rate on operations of 28.0%.

Average diluted shares outstanding decreased to 292.1 million in the third quarter compared to 293.9 million in the prior year quarter.  As a result of accounting guidance introduced in the first quarter, share-based payment awards which receive non-forfeitable dividends are now included in the calculation of basic and diluted shares outstanding.  Average diluted shares outstanding increased by approximately 3.4 million in the third quarter and 3.6 million in the prior year quarter as a result of these share-based awards being included in the calculation of diluted earnings per share.

During the quarter, the Company repurchased 3.0 million shares of common stock for $125 million.  As of September 30, the Company had approximately $605 million of remaining share repurchase authorization.

Discontinued Operations after-tax income was $3 million or $0.01 per share compared to an after-tax loss of $38 million or $0.13 per share for the prior year quarter.  Discontinued operations include adjustments to the gains and losses of previously sold companies.  The prior year quarter includes the results of Automobile Insurance Specialists (AIS) and post-close adjustments related to the sale of Combined Insurance Companies of America (CICA) and Sterling Life Insurance (Sterling).

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted pretax income and pretax margins in the third quarter of 2009 and 2008.  The third quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share” on page 12 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,	Organic
Commissions,	Sep 30,	Sep 30,	%	Currency	Divestitures,	Revenue
Fees and Other	2009	2008	Change	Impact	Other	Growth
Americas	$541	$557	(3)%	(2)%	—%	(1)%
U.K.	167	182	(8)	(9)	5	(4)
EMEA	273	314	(13)	(7)	(1)	(5)
Asia Pacific	111	120	(8)	(5)	(2)	(1)
Reinsurance	379	252	50	(4)	58	(4)
Subtotal	$1,471	$1,425	3%	(5)%	11%	(3)%

Investment Income	18	48	(63)%

Total Revenue	$1,489	$1,473	1%

Risk and Insurance Brokerage Services total revenue increased 1% to $1.5 billion compared to the prior year quarter due to an 11% increase from acquisitions, primarily Benfield, net of dispositions, partially offset by a 5% unfavorable impact from foreign currency translation on commissions and fees and a 63% decline in investment income.  Americas organic revenue decreased 1% due primarily to weak economic conditions and a soft market in both U.S. Retail and Canada, partially offset by strong growth in Latin America.  U.K. organic revenue decreased 4% due primarily to weak economic conditions and lower new business.  EMEA organic revenue decreased 5% as weak economic conditions in continental Europe offset growth in certain emerging markets.  Asia Pacific organic revenue decreased 1% reflecting the impact of exiting certain businesses in Japan, partially offset by modest growth in New Zealand and certain emerging markets.  Reinsurance organic revenue decreased 4% due primarily to higher cedent retentions in treaty business, partially offset by new business growth globally in treaty placements.

	Third Quarter Ended
	Sept 30,	Sept 30,	%
(millions)	2009	2008	Change
Revenue	$1,489	$1,473	1%
Expenses
Compensation and benefits	909	910	—
Other expenses	393	380	3
Total operating expenses	1,302	1,290	1
Operating income	$187	$183	2%
Other (income) expense	(1)	(9)	(89)
Pretax income	$188	$192	(2)%
Pretax margin	12.6%	13.0%

Pretax income - adjusted	$274	$251	9%
Pretax margin - adjusted	18.4%	17.0%

Compensation and benefits for the third quarter was similar to the prior year quarter including a $48 million favorable impact from foreign currency translation, benefits related to the restructuring programs and lower discretionary incentive compensation, primarily offset by increased operating expenses from the Benfield merger and a $7 million increase in restructuring related costs.  Other expenses for the third quarter increased $13 million from the prior year quarter due primarily to a $24 million increase in restructuring related costs, the inclusion of Benfield operating expenses and an $11 million increase in intangible amortization expense related to the merger with Benfield, partially offset by a $18 million favorable impact from foreign currency translation.

Third quarter pretax income decreased 2% to $188 million.  Adjusting for certain items detailed on page 12 of this press release, pretax income increased 9% or $23 million to $274 million and pretax margin increased 140 basis points to 18.4% versus the prior year quarter due primarily to benefits of the restructuring programs, lower discretionary incentive compensation and the inclusion of pretax income from the merger with Benfield, partially offset by a $30 million decrease in investment income and higher intangible amortization expenses.

CONSULTING

(millions)	Third Quarter Ended			Less:	Less: Acquisitions,	Organic
Commissions,	Sept 30,	Sept 30,	%	Currency	Divestitures,	Revenue
Fees and Other	2009	2008	Change	Impact	Other	Growth
Services	$262	$284	(8)%	(4)%	1%	(5)%
Outsourcing	46	51	(10)	(6)	1	(5)
Subtotal	$308	$335	(8)%	(4)%	1%	(5)%

Investment Income	—	2	(100)%

Total Revenue	$308	$337	(9)%

Consulting total revenue decreased 9% to $308 million compared to the prior year quarter due primarily to a 5% decline in organic commissions and fees revenue and a 4% unfavorable impact from foreign currency translation.  Organic revenue in Consulting Services decreased 5%

primarily reflecting a decline in compensation and human capital consulting.  Organic revenue in Outsourcing declined 5% as a previously announced outsourcing contract winds down.

	Third Quarter Ended
	Sept 30,	Sept 30,	%
(millions)	2009	2008	Change
Revenue	$308	$337	(9)%
Expenses
Compensation and benefits	198	206	(4)
Other expenses	77	79	(3)
Total operating expenses	275	285	(4)
Operating income	$33	$52	(37)%
Other (income) expense	—	—	N/A
Pretax income	$33	$52	(37)%
Pretax margin	10.7%	15.4%

Pretax income - adjusted	$48	$53	(9)%
Pretax margin - adjusted	15.6%	15.7%

Compensation and benefits for the third quarter decreased 4% or $8 million from the prior year quarter including a $9 million favorable impact from foreign currency translation, benefits related to the 2007 restructuring program and lower discretionary incentive compensation, partially offset by a $7 million increase in restructuring related costs.  Other expenses decreased 3% or $2 million compared to the prior year quarter due to a $3 million favorable impact from foreign currency translation.

Third quarter pretax income decreased 37% to $33 million.  Adjusting for certain items detailed on page 12 of this press release, pretax income decreased 9% or $5 million to $48 million and pretax margin decreased 10 basis points to 15.6% versus the prior year quarter as lower organic revenue was partially offset by benefits related to the 2007 restructuring program and lower discretionary incentive compensation.

UNALLOCATED INCOME AND EXPENSE

	Third Quarter Ended
	Sept 30,	Sept 30,	%
(millions)	2009	2008	Change
Operating segment income before tax	$221	$244	(9)%
Unallocated investment income & other revenue	19	40	(53)
Unallocated expenses	(30)	(34)	(12)
Interest expense	(32)	(32)	—
Income from continuing operations before tax	$178	$218	(18)%

Unallocated investment income and other revenue for the third quarter decreased $21 million to $19 million compared to the prior year quarter due primarily to a $27 million decline in certain private equity distributions, partially offset by $10 million of revenue related to the

Company’s equity ownership in certain insurance investment funds.  Unallocated expenses decreased $4 million to $30 million.  The third quarter included $3 million of expense related to the Company’s equity ownership in certain insurance investment funds.  The prior year quarter included $6 million of costs related to the Benfield merger.  Interest expense was similar to the prior year quarter at $32 million.

Conference Call and Webcast Details

The Company will host a conference call on Friday, October 30, 2009 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AOC - News) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 37,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008, and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007 and 2008 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, our ability to integrate Benfield successfully and to realize the anticipated benefits of the Benfield merger.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliation is provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations (Unaudited)

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2009	Sept. 30, 2008	Percent Change	Sept. 30, 2009	Sept. 30, 2008	Percent Change
Revenue
Commissions, fees and other	$1,780	$1,756	1%	$5,466	$5,493	—%
Investment income	28	90	(69)	81	214	(62)
Total revenue	1,808	1,846	(2)	5,547	5,707	(3)

Expenses
Compensation and benefits	1,119	1,131	(1)	3,267	3,428	(5)
Other general expenses	424	419	1	1,287	1,333	(3)
Depreciation and amortization	56	49	14	174	157	11
Total operating expenses	1,599	1,599	—	4,728	4,918	(4)
Operating income	209	247	(15)	819	789	4

Interest expense	32	32	—	87	96	(9)
Other (income) expense	(1)	(3)	(67)	1	(9)	N/A
Income from continuing operations before provision for income tax	178	218	(18)	731	702	4
Provision for income tax (1)	47	59	(20)	212	192	10
Income from continuing operations	131	159	(18)	519	510	2

Discontinued operations
Income (loss) from discontinued operations	—	(57)	N/A	93	1,440	(94)
Provision for (benefit from) income tax (2)	(3)	(19)	(84)	38	470	(92)
Income (loss) from discontinued operations	3	(38)	N/A	55	970	(94)

Net income	134	121	11	574	1,480	(61)
Less: Net income attributable to the noncontrolling interests	14	4	250	25	12	108
Net income attributable to Aon stockholders	$120	$117	3%	$549	$1,468	(63)%

Net income attributable to Aon stockholders:
Income from continuing operations	$117	$155	(25)%	$494	$498	(1)%
Income (loss) from discontinued operations	3	(38)	N/A	55	970	(94)
Net income	$120	$117	3%	$549	$1,468	(63)%
Basic net income per share attributable to Aon stockholders (3):
Income from continuing operations	$0.41	$0.55	(25)%	$1.74	$1.68	4%
Income (loss) from discontinued operations	0.01	(0.13)	N/A	0.19	3.26	(94)
Net income	$0.42	$0.42	—%	$1.93	$4.94	(61)%

Diluted net income per share attributable to Aon stockholders (3):
Income from continuing operations	$0.40	$0.53	(25)%	$1.69	$1.61	5%
Income (loss) from discontinued operations	0.01	(0.13)	N/A	0.19	3.14	(94)
Net income	$0.41	$0.40	3%	$1.88	$4.75	(60)%

Weighted average common shares outstanding - diluted	292.1	293.9	(1)%	292.2	308.9	(5)%

(1)

Tax rate for continuing operations is 26.7% and 27.1% for the third quarters ended September 30, 2009 and 2008, respectively, and 29.1% and 27.4% for the nine months ended September 30, 2009 and 2008, respectively. The underlying tax rate on continuing operations for 2009 is approximately 28%.

(2)

Tax rate for discontinued operations is not meaningful and 33.3% for the third quarters ended September 30, 2009 and 2008, respectively, and 40.9% and 32.6% for the nine months ended September 30, 2009 and 2008, respectively.

(3)

The basic and diluted earnings per share calculation was performed using the two-class method and included the impact of certain unvested share-based payment awards that have the right to receive nonforfeitable dividends.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Third Quarter Ended
(millions)	Sept. 30, 2009	Sept. 30, 2008	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$541	$557	(3)%	(2)%	—%	(1)%
United Kingdom	167	182	(8)	(9)	5	(4)
Europe, Middle East & Africa	273	314	(13)	(7)	(1)	(5)
Asia Pacific	111	120	(8)	(5)	(2)	(1)
Reinsurance brokerage and related services	379	252	50	(4)	58	(4)
Total Risk and Insurance Brokerage Services	1,471	1,425	3	(5)	11	(3)
Consulting:
Consulting services	262	284	(8)	(4)	1	(5)
Outsourcing	46	51	(10)	(6)	1	(5)
Total Consulting	308	335	(8)	(4)	1	(5)

Total Operating Segments	$1,779	$1,760	1%	(5)%	9%	(3)%

Investment Income
Risk and Insurance Brokerage Services	$18	$48	(63)%
Consulting	—	2	(100)
Unallocated	10	40	(75)
Total	$28	$90	(69)%

Total Revenue
Risk and Insurance Brokerage Services	$1,489	$1,473	1%
Consulting	308	337	(9)
Unallocated and Other	19	40	(53)
Intersegment	(8)	(4)	100
Total	$1,808	$1,846	(2)%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Nine Months Ended
(millions)	Sept. 30, 2009	Sept. 30, 2008	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$1,592	$1,638	(3)%	(4)%	—%	1%
United Kingdom	464	546	(15)	(14)	4	(5)
Europe, Middle East & Africa	1,030	1,188	(13)	(11)	—	(2)
Asia Pacific	318	373	(15)	(12)	(2)	(1)
Reinsurance brokerage and related services	1,146	756	52	(6)	58	—
Total Risk and Insurance Brokerage Services	4,550	4,501	1	(8)	10	(1)
Consulting:
Consulting services	776	850	(9)	(8)	—	(1)
Outsourcing	140	162	(14)	(10)	—	(4)
Total Consulting	916	1,012	(9)	(8)	1	(2)

Total Operating Segments	$5,466	$5,513	(1)%	(8)%	8%	(1)%

Investment Income
Risk and Insurance Brokerage Services	$67	$148	(55)%
Consulting	1	4	(75)
Unallocated	13	62	(79)
Total	$81	$214	(62)%

Total Revenue
Risk and Insurance Brokerage Services	$4,617	$4,649	(1)%
Consulting	917	1,016	(10)
Unallocated and Other	33	62	(47)
Intersegment	(20)	(20)	—
Total	$5,547	$5,707	(3)%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation - Segments (Unaudited)

Risk and Insurance Brokerage Services  — Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2009	Sept. 30, 2008	Percent Change	Sept. 30, 2009	Sept. 30, 2008	Percent Change
Revenue
Commissions, fees and other	$1,471	$1,425	3%	$4,550	$4,501	1%
Investment income	18	48	(63)	67	148	(55)
Total revenue	1,489	1,473	1	4,617	4,649	(1)

Expenses
Compensation and benefits	909	910	—	2,678	2,773	(3)
Other general expenses	393	380	3	1,207	1,221	(1)
Total operating expenses	1,302	1,290	1	3,885	3,994	(3)

Operating income	187	183	2	732	655	12
Other expense (income)	(1)	(9)	(89)	6	(14)	N/A
Income before provision for income tax	$188	$192	(2)%	$726	$669	9%

Pretax income margin	12.6%	13.0%		15.7%	14.4%

Consulting - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2009	Sept. 30, 2008	Percent Change	Sept. 30, 2009	Sept. 30, 2008	Percent Change
Revenue
Commissions, fees and other	$308	$335	(8)%	$916	$1,012	(9)%
Investment income	—	2	(100)	1	4	(75)
Total revenue	308	337	(9)	917	1,016	(10)

Expenses
Compensation and benefits	198	206	(4)	544	612	(11)
Other general expenses	77	79	(3)	229	247	(7)
Total operating expenses	275	285	(4)	773	859	(10)

Operating income	33	52	(37)	144	157	(8)
Other expense (income)	—	—	—	—	(1)	(100)
Income before provision for income tax	$33	$52	(37)%	$144	$158	(9)%

Pretax income margin	10.7%	15.4%		15.7%	15.6%

Reconciliation of segment income before provision for income tax to income from continuing operations before provision for income tax:

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2009	Sept. 30, 2008	Percent Change	Sept. 30, 2009	Sept. 30, 2008	Percent Change
Segment income before provision for income tax
Risk and Insurance Brokerage Services	$188	$192	(2)%	$726	$669	9%
Consulting	33	52	(37)	144	158	(9)
Total segment income before provision for income tax	221	244	(9)	870	827	5
Unallocated investment income and other revenue	19	40	(53)	33	62	(47)
Unallocated expenses	(30)	(34)	(12)	(85)	(91)	(7)
Interest expense	(32)	(32)	—	(87)	(96)	(9)
Income from continuing operations before provision for income tax	$178	$218	(18)%	$731	$702	4%

Pretax income margin	9.8%	11.8%		13.2%	12.3%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share (Unaudited) (1)

	Third Quarter Ended September 30, 2009				Nine Months Ended September 30, 2009
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,489	$308	$11	$1,808	$4,617	$917	$13	$5,547

Income (loss) from continuing operations before provision for income tax - as reported	$188	$33	$(43)	$178	$726	$144	$(139)	$731
Restructuring charges (Aon Benfield and 2007 plan)	84	15	—	99	216	21	—	237
Pension curtailment	—	—	—	—	(54)	(20)	(4)	(78)
Anti-bribery and compliance initiatives	1	—	—	1	3	—	—	3
Benfield integration costs	1	—	—	1	13	—	—	13
Income (loss) from continuing operations before provision for income tax - as adjusted	$274	$48	$(43)	279	$904	$145	$(143)	906
Provision for income taxes (2)				75				251
Income from continuing operations - as adjusted				204				655
Less: Net income attributable to noncontrolling interests				14				25
Income from continuing operations - as adjusted				$190				$630
Diluted earnings per share from continuing operations - as adjusted				$0.65				$2.16

Weighted average common shares outstanding - diluted				292.1				292.2

Pretax income margins - as adjusted	18.4%	15.6%	N/A	15.4%	19.6%	15.8%	N/A	16.3%

	Third Quarter Ended September 30, 2008				Nine Months Ended September 30, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,473	$337	$36	$1,846	$4,649	$1,016	$42	$5,707

Income (loss) from continuing operations before provision for income tax - as reported	$192	$52	$(26)	$218	$669	$158	$(125)	$702
Restructuring charges (2005 and 2007 plan)	53	1	—	54	159	8	—	167
Anti-bribery and compliance initiatives	6	—	—	6	31	—	—	31
Benfield costs	—	—	6	6	—	—	6	6
Gain on sale of land	—	—	—	—	(5)	—	—	(5)
Income (loss) from continuing operations before provision for income tax - as adjusted	$251	$53	$(20)	284	$854	$166	$(119)	901
Provision for income taxes (2)				77				247
Income from continuing operations - as adjusted				207				654
Less: Net income attributable to noncontrolling interests				4				12
Income from continuing operations - as adjusted				$203				$642
Diluted earnings per share from continuing operations - as adjusted				$0.69				$2.08

Weighted average common shares outstanding - diluted				293.9				308.9

Pretax income margins - as adjusted	17.0%	15.7%	N/A	15.4%	18.4%	16.3%	N/A	15.8%

(1)

Certain noteworthy items impacting pretax income in 2009 and 2008 are described in this schedule. The income (loss) from continuing operations before provision for income tax, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

(2)

Tax rate for continuing operations is 26.7% and 27.1% for the third quarters ended September 30, 2009 and 2008, respectively, and 29.1% and 27.4% for the nine months ended September 30, 2009 and 2008, respectively (U.S. GAAP). All reconciling items are tax effected at the above rates, except for the nine months 2009 reconciling items, where the U.S. GAAP effective tax rate was adjusted to 27.7% to exclude the impact of the 40% tax rate applied to the $83 million U.S. pension curtailment gain.

Aon Corporation - Restructuring Plans (Unaudited) (1)

2007 Restructuring Plan

	Actual
(millions)	Full Year 2007	Full Year 2008	Third Quarter 2009	Nine Months 2009	Total Incurred to Date	Estimated Total
By Type:

Workforce reduction	$17	$166	$48	$118	$301	$470
Lease consolidation	22	38	29	56	116	145
Asset impairments	4	18	3	7	29	38
Other costs associated with restructuring	3	29	4	11	43	47
Total restructuring and related expenses	$46	$251	$84	$192	$489	$700

By Segment:

Risk and Insurance Brokerage Services	$41	$234	$69	$171	$446	$645
Consulting	5	17	15	21	43	55
Total restructuring and related expenses	$46	$251	$84	$192	$489	$700

Benfield Restructuring Plan

		Operations
(millions)	Purchase Price Allocation (2)	Third Quarter 2009	Nine Months 2009	Estimated Total
By Type:

Workforce reduction	$51	$6	$31	$97
Lease consolidation	24	7	11	47
Asset impairments	—	1	2	8
Other costs associated with restructuring	2	1	1	3
Total restructuring and related expenses	$77	$15	$45	$155

(1)

In the Consolidated Summary of Operations, workforce reductions are included in “Compensation and benefits,” lease consolidations and other costs associated with restructuring are included in “Other general expenses,” and asset impairments are included in “Depreciation and amortization.”

(2)	Represents updated estimate of liabilities to be incurred within one year of the acquisition date (11/30/08).

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Sept. 30, 2009	Dec. 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$580	$582
Short-term investments	602	684
Receivables	1,844	1,990
Fiduciary assets (1)	9,551	10,678
Other current assets	349	355
Assets held for sale	—	237
Total Current Assets	12,926	14,526
Goodwill	5,957	5,637
Other intangible assets	763	779
Fixed assets, net	453	451
Investments	297	332
Other non-current assets	1,245	1,215
TOTAL ASSETS	$21,641	$22,940

LIABILITIES
CURRENT LIABILITIES
Fiduciary liabilities	$9,551	$10,678
Short-term debt	12	105
Accounts payable and accrued liabilities	1,377	1,560
Other current liabilities	277	314
Liabilities held for sale	—	146
Total Current Liabilities	11,217	12,803
Long-term debt	1,998	1,872
Pension, post employment and post retirement liabilities	1,245	1,694
Other non-current liabilities	1,051	1,156
TOTAL LIABILITIES	15,511	17,525
TOTAL STOCKHOLDERS’ EQUITY	5,990	5,310
Noncontrolling interest	140	105
TOTAL EQUITY	6,130	5,415
TOTAL LIABILITIES AND EQUITY	$21,641	$22,940

(1) Includes short-term investments:  2009 - $3,440; 2008 - $3,178.